Exhibit 99.1

Corporate Contact:
Sandra Wallace, Acting Chief Financial Officer
Direct Insite Corp.
631-873-2900
sandra.wallace@directinsite.com
FOR IMMEDIATE RELEASE

Direct Insite Announces Revenue of $6,416,000 for the First Nine Months of 2011

Sunrise, FL– November 14, 2011 – Direct Insite Corp. (OTC BB: DIRI.OB), a global provider of financial supply chain automation across procure-to-pay and order-to-cash business processes, today announced financial results for the three and nine months ended September 30, 2011.  Revenue for the three months ended September 30, 2011 was $2,263,000, a 2.3% decrease from revenue of $2,316,000 for the three months ended September 30, 2010.  Revenue for the nine month period ended September 30, 2011 was $6,416,000, a decrease of 11.0% from revenue of $7,210,000 for the same period in 2010.  Recurring revenue was $1,924,000 for the three months ended September 30, 2011, a decrease of 8.6% compared to recurring revenue of $2,106,000 for the three months ended September 30, 2010.  For the nine months ended September 30, 2011 recurring revenue was $5,740,000 compared to recurring revenue of $6,482,000 for the same period in 2010, a decrease of 11.4%.  The decrease in revenue is primarily due to contractual price decreases and delayed customer implementations.  The Company expects revenue in the fourth quarter of 2011 to be approximately $2.4 million, bringing revenue for the full year slightly below 2010.

Revenue from professional services increased $129,000 (61.4%) to $339,000 and decreased $52,000 (7.1%) to $676,000 for the three and nine months ended September 30, 2011, respectively, compared to the same periods in 2010.  The increase in professional services revenue is the result of recently signed customer contracts.

The Company reported net income of $216,000 and a net loss of $723,000 for the three and nine months ended September 30, 2011, respectively, compared to net income of $293,000 and $1,116,000 for the three and nine months ended September 30, 2010, respectively.  The net loss for the nine months ended September 30, 2011 includes nonrecurring charges of $620,000 for severance pay to the former Chief Executive Officer and $181,000 of legal fees reimbursed to S.A.V.E Partners III, LLC and

Metropolitan Venture Partners Corp., both shareholders of the Company, for costs they incurred related to the Company’s annual meeting proxy solicitations.

“The loss incurred for the most recent nine months is largely due to one-time charges,” said Direct Insite President and Chief Executive Officer Matthew Oakes.  “Our renewed focus on strategic sales and marketing initiatives is providing for an expanded pipeline and increased sales opportunities, resulting in four new customer contracts executed in the third quarter.  This focus will lead to continued revenue growth and increased shareholder value.  To this end, we anticipate signing additional clients prior to year end.”

Basic and diluted income and (loss) per share attributable to common shareholders for the three and nine months ended September 30, 2011 was $0.02 and ($0.06), respectively, compared to basic and diluted income per share of $0.03 and $0.09 for the three and nine months ended September 30, 2010, respectively.

About Direct Insite

Direct Insite delivers on-demand AP and AR solutions that are deployed rapidly, with minimal cost and operational impact, and provide significant benefits across the financial supply chain.  Since it was founded in 1987, Direct Insite has built an impressive track record in automating some of the most demanding financial environments.  Today, more than 100,000 corporations use our solutions across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution/submission, purchase order submission/distribution/acknowledgement, invoice processing/validation, line-item matching, approval routing, invoice consolidation, dispute management, payment portal/processing, and reporting and analysis.  For more information on Direct Insite, visit www.directinsite.com.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s September 30, 2011 Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2011, and should be read in conjunction with the information provided therein.

The Company will hold an annual earnings webcast for the third quarter 2011 on Wednesday, November 16, 2011 at 10:00 AM eastern time. This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com. Participant dial in toll-free is (877) 407-9210.

Summarized Financial Information
STATEMENT OF OPERATIONS	FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011	FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
Revenue	$2,263,000	$2,316,000	$6,416,000	$7,210,000
Operating income (loss)	$204,000	$295,000	$(531,000)	$904,000
Other income (expense), net	$12,000	$(2,000)	$(192,000)	$232,000
Income (Loss) before income taxes	$216,000	$293,000	$(723,000)	$1,136,000
Provision for income taxes	$--	$--	$--	$20,000
Net (loss) income	$216,000	$293,000	$(723,000)	$1,116,000
Preferred Stock Dividends	$--	$--	$--	$(42,000)
Net (loss) income attributable to common shareholders	$216,000	$293,000	$(723,000)	$1,074,000
Basic and diluted (loss) income per share attributable to common shareholders	$0.02	$0.03	$(0.06)	$0.09

BALANCE SHEET	SEPTEMBER 30, 2011	DECEMBER 31,2010
Total Current Assets	$4,165,000	$3,941,000
Total Assets	$6,951,000	$6,705,000
Total Current Liabilities	$2,346,000	$1,651,000
Total Liabilities	$2,412,000	$1,755,000
Total Shareholders’ Equity	$4,539,000	$4,950,000

FORWARD-LOOKING STATEMENTS.  All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy, and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, competitive factors and pricing pressures, capacity and supply constraints.  Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.